Exhibit 99.1

TF: Good morning everyone and thank you for joining today’s call, where we will discuss the Nuveen Energy MLP Total Return Fund (ticker symbol JMF). I am TR Findlay, Vice President and Closed-End Fund Product Specialist with Nuveen Investments.

I am joined today by Jim Cunnane, Managing Director and Chief Investment Officer at FAMCO MLP, Quinn Kiley, Managing Director and Senior Portfolio Manager at FAMCO MLP and Dave Lamb, Senior Vice President of Financial Modeling and Analysis here at Nuveen. Gentlemen, thank you all for being here this morning and welcome.

Before we begin this conference call, we’d like to remind you that certain statements made during the call may be considered forward-looking statements.

Actual future results or occurrences may differ significantly from those anticipated in any of these forward-looking statements, due to numerous factors. These include, but are not limited to, the effects of changes in market condition, legal and regulatory developments, and other risks and uncertainties which are described more fully in the fund’s regulatory filings made with the SEC, including annual and semi-annual reports of the fund.

I’ll also note important risks specific to the MLP market at the end of the call.

Nuveen and its affiliates undertake no responsibility to update publicly or revise any of these forward-looking statements.

For the latest public information, including third quarter 2012 fund-level commentary, please visit nuveen.com/cef and select JMF on the daily pricing page.

Before we begin today’s call, I’d like to remind listeners that the Fund we’re discussing invests in Master Limited Partnerships (MLPs) operating in the energy sector. A Master Limited Partnership is a limited partnership that is publicly traded on a securities exchange. To qualify for MLP status, a partnership must generate at least 90% of its income from what the Internal Revenue Service deems qualifying sources. For many MLPs, these include activities related to the production, processing or transportation of oil, natural gas and coal.

Jim/Quinn, I’d like to begin today’s call by asking you to give us a snapshot of the MLP market this year — how does the market look now and how has it performed overall in 2012?

JC/QK: Sure TR, we’re happy to give that. And thanks to Nuveen for hosting this call, and thanks to each of you on the line for dialing in.

For the first three quarters of 2012, the Alerian MLP index is up almost 9% and near all-time highs. The fundamentals for energy infrastructure are sound, yet MLPs continue to trail the S&P 500 for the year. We continue to expect that 8-10% annual returns may be possible going forward.

2012 has seen a continuation of commodity-based MLP IPOs, including variable payout MLPs. We view these MLPs as outside of the fund’s investment universe, but in a yield-starved market they are finding buyers. We expect that when the next commodity price cycles turns down, these MLPs will not perform well as they may likely be forced to cut their distributions.

While we haven’t seen new MLP security offerings that we would consider meaningful, it is apparent that the ETN(s) and ETF(s) that focus on MLP indices (have) influenced trading. Those large, liquid MLPs that dominate the indices have outperformed during a year in which significant funds are flowing into these passive products.

The capital markets continue to be very supportive of MLPs, with record pace equity issuance year-to-date. While this access to capital allows MLPs to achieve their growth targets, issuers often see their unit prices suffer short-term after an equity offering. However, over the long term we believe this issuance is a positive factor that should aid MLP growth.

TF: Thank you (name). I’d like to move on now to a more fund-specific discussion. I’d like to ask Dave Lamb from Nuveen to answer this.

Dave, on August 27, 2012, JMF completed a merger with MLP & Strategic Equity Fund Inc., ticker symbol MTP. Can you tell us what the primary rationale was for merging MTP into JMF?

DL:

The merger was designed to offer the following benefits: 1) lower management fees and administrative expenses as a result of increased economies of scale; 2) offer greater investment flexibility from the combined fund’s larger asset base and use of leverage; and

3) provide for improved secondary market trading from greater common share liquidity and enhanced performance potential. We are pleased with the results of the merger thus far.

TR: Thank you Dave. One of the differences between MTP and JMF was that JMF employs a leveraged investment strategy while MTP did not. Can you briefly describe what this means for former MTP shareholders?

DL: MTP was somewhat unique in that it was an unleveraged fund in this closed-end fund category where most other funds employ a leveraged investment strategy. The attractive performance characteristics of MLPs enables a leveraged investment strategy to offer the potential for higher cash flows and over time increased total return potential in return for assuming a higher degree of investment risk. We believe that a leveraged investment strategy thus better enables JMF to offer the potential for competitive returns over time relative to peers, which in turn would be expected to help the secondary market trading of the fund’s common shares relative to net asset value.

TR: Thanks Dave. Now, turning back to Quinn/Jim — can you discuss any significant shifts in the portfolio that resulted from the merger and can you tell us additional attributes you look to deliver via the combined fund?

JC/QK:

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MTP was a diversified fund. As such, that limited the size of the positions we were able to hold in the fund – the fund could not take as many large or concentrated positions in any individual MLP. As listeners may know, the Alerian Index is heavily concentrated in the largest and most liquid MLPs. Therefore, the designed structure of the fund created tracking error that was not the result of security selection, but rather a function of compliance with its diversified status.

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As a result of the merger, the Fund’s assets are now governed by JMF’s investment strategy as well as JMF’s status as a non-diversified fund, which allows us as portfolio managers greater flexibility to invest the portfolio compared to the restrictions we faced with MTP.

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Since the merger we have engaged in some significant rebalancing of the combined portfolio — specifically we have begun targeting more of the assets towards fee-based infrastructure MLPs and away from commodity-based MLPs. We believe that these changes offer better prospects for price appreciation in the portfolio, which we hope will lead to better distribution growth over the long term.

TR: Thanks Quinn/Jim. Finally, how are you positioning the combined portfolio in light of your market outlook?

JC/QK: We believe that commodity prices will generally be weaker than they have been over recent years. We have already seen natural gas, propane and ethane experience price corrections this year, and we expect that the broad application of new technologies to nonconventional oil & gas reserves will continue to increase production.

In a slow economic recovery, we would expect this new production to outpace new demand, and thus create a weak pricing environment. Therefore, we want to have limited, and very targeted exposure to commodity prices. The increasing supply does provide significant opportunity for MLPs that build on infrastructure to gather, process, store and transport gas and liquids across the country.

We are focusing the portfolio on those MLPs that have a growing set of physical assets that we believe are well-positioned in the geographic regions where this growth will take place; for example the Eagleford shale in south Texas, the Marcellus shale in Pennsylvania, and the Bakken shale in North Dakota.

Many of [the infrastructure-based MLPs?] will have revenue that is fee based, and thus their revenue will be more aligned with the volumes of commodities that they handle as opposed to the price of the commodities themselves. The goal for us as portfolio managers is to identify a portfolio of issuers with stable and growing cash flows that will allow the fund to pass along those characteristics to shareholders in the form of quarterly distributions.

TR: Thank you.

Now might be a good time to give a brief overview of FAMCO MLP’s philosophy and management of MLPs and your approach to managing JMF.

JC/QK: FAMCO MLP’s investment philosophy and management style has been gradually shaped by our experience managing MLP portfolios over the past 17 years. It has been our experience that solid investment results are generated by understanding and investing in important market and industry themes.

So, for example, we believe that over time smaller, higher quality MLPs tend to outperform. We also believe that the continued development of shale reserves is reshaping the U.S. energy infrastructure system. So, we want to make sure that we are always investing in the most important of these themes.

But, we also understand that an intensive understanding of the individual securities we own is critical. FAMCO MLP uses a proprietary scoring system, which combines quantitative and qualitative factors including, but not limited to, management, asset quality, diversification and financial strength, to evaluate and rank MLPs in our investable universe. We seek to avoid the lowest ranked securities and what we like to own are MLPs that we believe to be reasonably valued and that will benefit from the market themes that we are focused on.

TR: Thanks, that was informative and insightful.

Now I will review JMF’s performance. Please note that all figures are through September 30, 2012 unless otherwise noted and can be found at Nuveen.com.

YTD, JMF has posted a 5.16% return at NAV and a 14.25% return at market. The Alerian Index, the Fund’s benchmark, posted an 8.50% return YTD.

For the one year period ending September 30, 2012, JMF has an annualized total return of 25.00% at NAV with an annualized return of 33.25% at market; for this same period, the Alerian Index returned 26.22%.

I’d like now to ask Jim/Quinn to talk to us a bit about the Fund’s positioning and perhaps some specific drivers of the Fund’s recent performance?

JC/QK:

•	I want to discuss the two factors that have had an impact on performance year to date:

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The history you have just described primarily covers the pre-merger period. Prior to the merger, Nuveen’s oversight rightly required that the fund’s portfolio earn the distribution paid out by the fund.

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As a result, JMF’s portfolio was overweight higher yielding MLPs and underweight lower yielding MLPs. Interestingly, the largest MLPs were among that lower yielding contingent. For the year to date period, the largest MLP, Enterprise Product Partners, outperformed the Alerian Index by over 11%. Although we had a significant position in Enterprise, being underweight Enterprise relative to the benchmark accounted for all of the relative underperformance of the portfolio during that period.

¡	The relative performance of large and small MLPs has historically been cyclical, and we saw evidence of that during the third quarter as Enterprise underperformed the Index by over 300 basis points.

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We discussed the impact of oil & gas development on commodity prices earlier. Perhaps more impactful to commodity prices this year was the impact of an exceptionally warm winter. The lack of demand for heating fuel created significant volumes of coal and other commodities like propane in storage facilities.

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Those sectors will require a very cold winter, supply reduction, or increased economic growth to improve the short term outlook for pricing. During the year we reduced exposure to these sectors, which were the worst performing MLP sectors through the first nine months of the year.

TR: Thank you very much for that.

I’d like to now turn the call back over to Dave Lamb from Nuveen Investments, who will give us an update on JMF’s distributions.

DL:

Thank you TR. I would now like to briefly discuss the distribution process along with historical and current distribution levels for JMF.

The Fund makes quarterly distributions to shareholders and intends to distribute substantially all of the cash flow received from portfolio holdings, net of expenses and borrowing costs. As (Jim or Quinn) noted earlier, MLPs are a creation of the tax code and the accelerated depreciation methodologies afforded these partnerships generally creates tax losses for the MLP partners. Because MLPs are structured as partnerships, the cash distributions paid are treated as non-taxable cash payments to their investors. JMF, as an investor in these MLP securities, receives these cash distributions and attempts to distribute substantially all of them to its shareholders net of expenses.

The Fund is structured as a regular corporation or a “C” corporation for federal tax purposes, and as such, will issue a Form 1099-DIV after calendar year-end to shareholders. The character of the Fund’s regular quarterly distributions will be reported annually on the 1099-DIV. Under the “C” corp. structure, the Fund is subject to the earnings and profits rules which may cause a portion, or possibly all, of the distributions to be characterized as ordinary income. In 2011, the first year JMF made distributions to shareholders, all of the distributions were characterized as non-taxable return of capital.

The initial quarterly distribution for JMF was declared in April 2011 at an amount of 31.60 cents per share. The initial distribution rate on the IPO price of $20.00 was 6.32% and the distribution rate on the initial net asset value of $19.10 was 6.62%. The current quarterly distribution amount remains at 31.60 cents per share with a distribution rate of 6.96% using the October 26, 2012 market price of $18.17. The distribution rate on net asset value is 7.12% using the October 26th NAV of $17.75. JMF has declared a total of seven quarterly distributions each at 31.60 cents per share for a cumulative amount of $2.21. This cumulative amount expressed over the $20 IPO price equals 11.06% and expressed over the original NAV of $19.10 equals 11.58%.

The initial distribution rate for JMF reflected a certain level of projected growth in annual distributions received from MLPs held in the portfolio. Over time, MLPs have exhibited persistent distribution growth rates and JMF’s distribution has incorporated a portion of that growth into its quarterly distribution amount. Following the merger of MLP & Strategic Equity Fund (ticker MTP) into JMF at the end of August 2012, and the subsequent invest-up of the additional leverage proceeds as a result of the merger, Nuveen will continue to monitor the Fund’s net cash flows and the appropriate level of the quarterly distribution amount. Consistent with competitor funds that have increased distributions over time as MLP cash flows have increased, JMF may have an opportunity to increase distributions as well if historical MLP distribution growth rates persist. The timing and amount of future potential fund distribution increases is not known at this time and is highly dependent upon multiple factors including actual MLP distribution increases and fund leverage costs. While there is a history of distribution increase for MLP funds, there can be no guarantee that JMF will, in fact, be able to increase distributions in the future.

Information regarding distributions and other fund data is included on the Nuveen website. With that, I will turn it back to TR.

TR: Thank you for that information Dave. Before we wrap up this portion of the call, I’d like to ask Jim/Quinn to give us their near-term outlook for the MLP market.

JC/QK:

•	The immediate issue in front of us is the election. As Dave mentioned, MLPs are a creation of the tax code, and when the topic of tax reform surfaces, MLP investors are right to pay close attention to the discussion. While neither candidate for president has mentioned MLPs, there is a risk that broad reform could change the tax character of MLPs and thus their valuation.

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That said, during this campaign we have seen the introduction of the MLP Parity Act in the Senate and its counterpart in the House of Representatives. This bill, if passed, would include renewable energy sources among the defined activities that allow an entity to be treated as an MLP. In our view, if passed, this bill would strengthen the position of MLPs in the tax code and give some long term visibility to the MLP structure.

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Globally, we are still operating in uncertain times. Economic growth is challenged and monetary and fiscal policies remain a risk to the capital markets. As a result, we expect volatility throughout the rest of the year as we have intermittent data points on these issues. Any reversal of easy money policies by central banks could create an interest rate spike, which would impact all yield paying securities including MLPs. For MLPs specifically, we expect some volatility around the 3rd quarter distributions.

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Re-stating our long-term outlook, we believe that MLPs remain well positioned in the market. Their historically high, relatively stable and growing yields continue to look attractive to us in a growth challenged and yield-starved market.

TR: Thank you (name).

And thanks again to both Jim Cunnane and Quinn Kiley from FAMCO MLP and to Dave Lamb for your comments on the call today.

I’d now like to open the lines for questions. Operator, can you give our listeners instructions on how to open their line to pose a question to Jim, Quinn or Dave?

    Question and Answer

TR: Our thanks again to Jim Cunnane and Quinn Kiley from FAMCO MLP and to Dave Lamb from Nuveen Investments, and to those of you who took the time to call in today.

As I said at the beginning of the call, I would like to read just a few disclosures before we wrap up today.

The comments made today constitute the views and opinions of the presenters based on current market conditions and may not come to pass. Information and opinions discussed on the call may be superseded and we don’t undertake any responsibility to update any of this information.

The information discussed should not be relied upon as investment advice or recommendations, and is not intended to project the performance of any investment. Individuals should use other information sources when making an investment decision. Investing also always entails risks.

There can be no assurance that any investment or asset class will provide positive performance over any specific period of time.

An investment in JMF is subject to certain risks, including but not limited to, Investment and Market Risk; Price Risk; Leverage Risk; Tax Risk Energy Sector Risk; MLP Units Risk; and Non-Diversification and Concentration Risk.

Shares of any closed-end fund may trade at prices higher or lower than the net asset value, and the value of any closed-end fund may, at any point in time, be worth less than the original investment. Fund shares are not guaranteed or endorsed by any bank, and are not federally ensured by the Federal Deposit Insurance Corporation.

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